SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2003


                           MICRON ENVIRO SYSTEMS, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)


NEVADA                                                       98-0202944
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(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

789 West Pender Street, Suite 460
Vancouver, British Columbia, Canada                          V6C 1H2
-----------------------------------                          -------
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code           604-646-6903
                                                             ------------

Commission File Number:  000-30258
                         ---------


-------------------------------                              ----------
(Former name or former address,                              (Zip Code)
if changed since last report.)

The  following   information   specifies   forward-looking   statements  of  our
management. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "could", "expect", estimate", "anticipate", "probable", "possible", "should", "continue", or similar terms, variations of those terms or the negative of those terms. Actual results may differ materially from those contemplated by the forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update and such forward-looking statements.


ITEM 1. CHANGES IN CONTROL OF REGISTRANT

Not Applicable.


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Not Applicable.


ITEM 3. BANKRUPTCY OR RECEIVERSHIP

Not Applicable.


ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not Applicable.


ITEM 5. OTHER EVENTS

We are tremendously pleased to announce that the Z2 Well on the Green Ranch Prospect has been successfully tested and it appears that a major new gas formation has been discovered. The well was tested with gas rates up to 1.5 mmcf (million cubic feet) of gas. The key to this new discovery for us is that it was made in the fractured formation that has essentially not been tested in the past. This major new discovery could mean a more substantial drill program for us than the proposed 15 well program previously announced. The operator is currently developing a multi-well drill program to exploit this new formation. The Z2 Well should be hooked into the pipeline for sales within two days.

Professional Engineer for the Green Ranch Prospect, Larry Burroughs, believes that based upon his interpretations of the all the data collected to date for the Z2 Well, that "the gas-in-place volume calculates 3.866 BCF (billion cubic feet) of gas for a 160 acre drainage area." Based on a current natural gas price of $5.90 per MCF (thousand cubic feet), a simple gross calculation of gas value would be 5.90 times 3.866 BCF would equal a gross value before any deductions of $23,157,340. "We were advised by a local geologist that a "look-alike" zone 2 counties away (but essentially the same formation) produced close to 7 BCF of gas per well. He advises that this well (Z2) is acting the same." The Green Ranch Prospect currently consists of 4,131 acres.


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




The Green Ranch Prospect is a proposed 15 well program consisting of 4,131 acres of leasehold on the Green Ranch in Stephens County, Texas. This leasehold is located approximately 50 miles northeast of Abilene, Texas and approximately 10 miles northwest of Breckenridge, Texas, along the North Stephens-Shackelford County line. The Green Ranch Prospect lies within an oil and gas producing province identified as Texas Railroad Commission District 7B, which encompasses 24 counties in North Central Texas. TRRC reports indicate District 7B has produced a total of 2.225 billion barrels of oil from 1935 through to June 2001. These reports also indicate the district has made 2.277 TCF of unassociated gas (gas wells) from 1970 through to June 2001. It is estimated that this district accumulated approximately 2.78 TCF of casinghead gas. During the year 2000, District 7B made 14.1 million barrels of oil, 18.6 BCF of casinghead gas and
45.3 BCF of unassociated gas. There has been over $1.9 million spent on the Green Ranch Prospect.

In other corporate news, our negotiations are on going in regards to the 50 well oil prospect in Saskatchewan, Canada.

Bernard McDougall, our president stated, "This is the best day in the history of MSEV. Having this major new discovery is what we were hoping we could announce for the company and its shareholders. The most exciting aspect of this new major discovery for MSEV is that it is a new formation that has not really been exploited in this prolific world-class oil and gas-producing region. This is the kind of new discovery that MSEV may be able to build the company's future around for many years to come. This new discovery puts MSEV's goal of becoming a mid range oil and gas company closer to reality. MSEV now has two wells generating oil and gas revenue at one of the most lucrative times in history to be selling oil and gas. MSEV management is extremely excited about the future prospects for MSEV and our shareholders should share in our enthusiasm. At a current market cap of around 1 million, we feel this new major discovery could offer tremendous leverage for MSEV shareholders in the short term and for many years to come."

We are an emerging oil and gas company with the goal of becoming a mid-range oil and gas producer that focuses on the North American marketplace.


ITEM 6. RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Not Applicable.


ITEM 7. FINANCIAL STATEMENTS

Not Applicable.


ITEM 8. CHANGE IN FISCAL YEAR

Not Applicable.


ITEM 9. REGULATION FD DISCLOSURE

Not Applicable.










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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


MICRON ENVIRO SYSTEMS, INC.


/s/ Bernard McDougall
----------------------------------
Bernard McDougall
President & Director

Date:   March 17, 2003




























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